EXHIBIT 99.1


[CRYOLIFE COMPANY LOGO]                          [ENDOLOGIX COMPANY LOGO]

NEWS RELEASE

JANUARY 10, 2005

CRYOLIFE CONTACT:                                ENDOLOGIX CONTACTS:
Joseph T. Schepers                               Paul McCormick
VP, Corporate Communications                     President & CEO
(770) 419-3355                                   (949) 595-7200

                                                 ENDOLOGIX INVESTOR CONTACTS:
                                                 Lippert/Heilshorn & Associates
                                                 Bruce Voss/Jody Cain
                                                 (310) 691-7100

          CRYOLIFE AND ENDOLOGIX SIGN DEVELOPMENT AGREEMENT FOR BIOFOAM

                   ENDOLOGIX TO DEVELOP CRYOLIFE'S INNOVATIVE,
         SELF-EXPANDING SEALANT AS A FILLING AGENT FOR AORTIC ANEURYSMS

ATLANTA, GA. AND IRVINE, CALIF. (JANUARY 10, 2005) - CRYOLIFE, INC. (NYSE: CRY) AND ENDOLOGIX, INC. (NASDAQ: ELGX) today announced the signing of a development and marketing agreement for the percutaneous or endovascular delivery of CryoLife's BioFoam(TM) as a self-expanding sealant for endovascular aortic aneurysm grafts. Under the agreement, Endologix will be responsible for preclinical, clinical, and regulatory activities and costs, and CryoLife will manufacture BioFoam for clinical use and commercial sale and receive a royalty on potential future product sales.

BioFoam is a protein hydrogel adhesive in preclinical development. The product contains an expansion agent, which has the potential to rapidly fill and seal internal body cavities, such as aneurysm sacs, and provide hemostasis in penetrating wounds and severe trauma. BioFoam is based on the same platform technology as CryoLife's BioGlue(R), which is FDA approved to control bleeding as an adjunct to sutures and staples in the open surgical repair of large vessels. BioGlue is CE marked in the European Community and approved in Canada for use in soft tissue repair.

"BioFoam represents an outstanding business opportunity for Endologix, using a well-described and often-used predicate in open surgical procedures in a market that Endologix currently serves," said Paul McCormick, Endologix president and chief executive officer. "Endoleaks, or blood flow into an excluded aneurysm sac, are a significant factor for mid- and long-term failure of endovascular aneurysm repair. Our near-term focus will be on developing BioFoam as an effective agent for percutaneous treatment of endoleaks, irrespective of stent graft manufacturer, while longer-term, BioFoam has the potential to make minimally invasive treatment of abdominal aortic aneurysms (AAA) a more durable procedure."

                                     -more-
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"BioFoam is an innovative and versatile  product that should prove  effective in multiple medical applications," said Steven G. Anderson, CryoLife president and chief executive officer. "Through agreements with companies with specialized skills and market access, such as Endologix, we expect to improve the value of this asset with application-specific development and to receive a royalty on product sales and earn a manufacturing margin. We are delighted to enter into this agreement with Endologix, and look forward to moving BioFoam into clinical development."

Endologix intends to begin preclinical development of BioFoam during the first quarter of 2005, and to start clinical testing for the treatment of type 2 endoleaks in mid-year 2006.

"With our Powerlink(R) System, we are addressing the failings of first-generation endoluminal stent grafts (ELG), and with BioFoam, we are addressing the entirety of the ELG procedure to make this approach the standard of care," added Mr. McCormick. "We are pleased to further establish our position of industry leadership and product innovation."

ABOUT CRYOLIFE
Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable human tissues for use in cardiovascular and vascular surgeries throughout the United States and Canada. CryoLife's BioGlue Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels and is CE marked in the European Community and approved in Canada for use in soft tissue repair and approved in Australia for use in vascular and pulmonary sealing and repair. CryoLife also manufactures the SG Model #100 vascular graft, which is CE marked for distribution within the European Community. For additional information about CryoLife, visit CryoLife's web site: www.cryolife.com.

ABOUT ENDOLOGIX
Endologix, Inc. develops and manufactures minimally invasive treatments for vascular diseases. Endologix's Powerlink System is an endoluminal stent graft for treating abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it the thirteenth leading cause of death in the United States. In October 2004, Endologix received approval to market the Powerlink in the U.S. Additional information can be found on Endologix's web site at www.endologix.com.


CRYOLIFE SAFE HARBOR STATEMENT: Statements made in this press release that look forward in time or that express CryoLife's management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These future events may not occur as and when expected, if at all, and, together with CryoLife's business, are subject to various risks and uncertainties. These risks and uncertainties include that BioFoam may not prove effective for percutaneous treatment of endoleaks or make minimally invasive treatment of AAA a more durable procedure, that the licensed use for BioFoam may not prove commercially feasible, that the proposed use may not receive appropriate regulatory approval, that the proposed use may infringe the proprietary rights of third parties, that royalties and manufacturing margins on product sales from the agreement may not meet expectations,  that  the  Company's  revenues  and  expenses  may not  meet  its expectations, that demand for CryoLife preserved tissues may not return to prior levels, the possibility that the FDA could impose additional restrictions on CryoLife's operations, require a recall, or prevent CryoLife from manufacturing and distributing BioFoam, that to the extent CryoLife does not have sufficient resources to pay the claims against it, it may be forced to cease operations or seek protection under applicable bankruptcy laws, changes in laws and regulations applicable to CryoLife and other risk factors detailed in the company's Securities and Exchange Commission filings, including Form 10-K filing for the year ended December 31, 2003, and other SEC filings. CryoLife undertakes to update its forward-looking statements.

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ENDOLOGIX SAFE HARBOR  STATEMENT:  Except for historical  information  contained herein, this news release contains forward-looking statements, the accuracy of which are necessarily subject to risks and uncertainties, including risks related to the development, clinical success and regulatory approval of a new medical device product, and the risks related to intellectual property rights surrounding new technology, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix, all as more fully described in the risk factors and other matters set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, and the Company's other filings with the SEC.


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